                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 RAYONIER INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

[LOGO] RAYONIER                                           Corporate Headquarters
       70 Years of Growth


                                                                 March 29, 1996

Dear Shareholder:

  Enclosed are the Notice of Annual Meeting and Proxy Statement for the 1996 Annual Meeting of Shareholders of Rayonier.

  As was the case with last year's Annual Meeting, this meeting is intended to be a business only meeting with the one item on the agenda being the tabulation and report of proxies and ballots for the election of three directors. The accompanying Notice of Annual Meeting and Proxy Statement provide information required by applicable laws and regulations, including pertinent information about each nominee for election as director. Aside from dealing with this agenda item, we plan to have only a brief presentation summarizing information that is in our Annual Report for 1995 and will be in our press release announcing earnings for the first quarter of 1996.

  We urge you to complete and return the enclosed proxy as promptly as possible. Your vote is important.

                                          Sincerely yours,

                                          /s/ RONALD M. GROSS

                                          RONALD M. GROSS
                                          Chairman, President
                                           and Chief Executive Officer



         Rayonier Inc. . 1777 Summer Street . Stamford, CT 06905-5529
                 Telephone (203) 348-7000 . Fax (203) 964-4528

[LOGO] RAYONIER                                           Corporate Headquarters
       70 Years of Growth




                            NOTICE OF ANNUAL MEETING

                                                                  March 29, 1996

  Notice is hereby given that the 1996 Annual Meeting of the Shareholders of Rayonier Inc., a North Carolina corporation, will be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 17, 1996 at 9:00 A.M., local time, for the following purposes:

    1. to elect three directors of Class II; and

    2. to act upon such other matters as may properly come before the meeting.

  Shareholders of record at the close of business on March 22, 1996 will be entitled to vote at the meeting.


                                              /s/ JOHN B. CANNING

                                              JOHN B. CANNING
                                              Corporate Secretary

  SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE (WHICH IS POSTAGE-PAID FOR SHAREHOLDERS IN THE UNITED STATES, CANADA, AND UNITED KINGDOM) WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.


         Rayonier Inc. . 1777 Summer Street . Stamford, CT 06905-5529
                 Telephone (203) 348-7000 . Fax (203) 964-4528

[LOGO] RAYONIER
       70 Years of Growth

                                PROXY STATEMENT

                        Annual Meeting of Shareholders
                             Friday, May 17, 1996

  This Proxy Statement and accompanying proxy are being mailed to shareholders of Rayonier Inc. ("Rayonier" or the "Company") commencing March 29, 1996 in connection with the solicitation of proxies by Rayonier for shareholder votes at the 1996 Annual Meeting of Shareholders to be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 17, 1996 at 9:00 A.M. or at any adjournment or postponement thereof (the "Annual Meeting"). The enclosed proxy is solicited on behalf of the Board of Directors of Rayonier.

  When your proxy is returned properly executed, the shares it represents will be voted in accordance with your specifications. If you participate in the Rayonier Investment and Savings Plan for Salaried Employees, the Rayonier Savings Plan for Non-Bargaining Hourly Employees at Certain Locations or the Rayonier Jesup Mill Savings Plan for Hourly Employees, the enclosed proxy will also be used to instruct the trustee under such plan how to mark a proxy voting the shares you are entitled to vote under such plan. If you sign and return your proxy but do not specify any choices you will thereby confer discretionary authority for your shares to be voted as recommended by the Board of Directors. The proxy also confers discretionary authority on the individuals named therein to vote the shares on any matter that was not known by the Board of Directors on the date of this Proxy Statement but is properly presented at the Annual Meeting.

  Your vote is important, and the Board of Directors urges you to exercise your right to vote.

  The directors shall be elected by a plurality of the votes cast at the Annual Meeting. Other matters voted on at the Annual Meeting shall be determined by a majority of votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter. Votes withheld, abstentions and broker non-votes on returned proxies and ballots are not considered votes cast and shall be counted as neither for nor against a matter or nominee, but the shares represented by such a withheld vote, abstention or broker non-vote shall be considered present at the Annual Meeting for quorum purposes.

  Whether or not you plan to attend the meeting, you can assure that your shares are voted by completing, signing, dating and returning the enclosed proxy. You may revoke your proxy at any time before it is exercised by giving written notice to John B. Canning, Corporate Secretary of Rayonier, by submitting a subsequently dated proxy or by attending the meeting, withdrawing the proxy, and voting in person.

  Each of the 29,638,278 Rayonier Common Shares ("Common Shares") outstanding at the close of business on March 22, 1996 is entitled to one vote at the Annual Meeting. The presence in person or by proxy of shareholders holding a majority of the outstanding Common Shares will constitute a quorum for the transaction of business at the Annual Meeting.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table shows as of December 31, 1995 the beneficial ownership of persons known to Rayonier to be the beneficial owners of more than five percent of the Common Shares, the only outstanding voting securities.

                                                 AMOUNT AND NATURE
                                                   OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNERSHIP     % OF CLASS(a)
------------------------------------             ----------------- -------------
MacKay-Shields Financial Corporation...........     2,062,682(b)        7.0%
 9 West 57th Street
 New York, NY 10019
The Guardian Life Insurance Company of America.     1,671,900(c)        5.6%
 201 Park Avenue South
 New York, New York 10003
The Capital Group Companies, Inc. and
 Capital Research and Management Company.......     1,666,100(d)        5.6%
 333 South Hope Street
 Los Angeles CA 90071

--------
(a) Based on 29,653,278 total Common Shares outstanding at December 31, 1995.
(b) Holdings as of December 29, 1995 as reported to the Securities and Exchange Commission ("SEC") on Form 13G dated February 13, 1996. According to this filing, MacKay-Shields Financial Corporation had shared voting power and shared dispositive power as to these shares. The filing also indicates that clients of the filing investment manager have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, the shares, and that no interest of any such clients relates to more than 5% of the outstanding shares.
(c) Holdings as of December 29, 1995 as reported to the SEC on Form 13G dated February 14, 1996. This filing was made by The Guardian Life Insurance Company of America ("Guardian Life") on behalf of a group consisting of Guardian Life, Guardian Investor Services Corporation ("GISC"), The Guardian Park Avenue Fund, The Guardian Stock Fund, Inc., The Guardian Asset Allocation Fund, The Guardian Employees' Incentive Savings Plan and The Guardian Life Insurance Company of America Master Pension Trust. According to this filing, the 1,671,900 shares referred to above consist of (i) 573,100 shares as to which Guardian Life has sole voting power and sole dispositive power; (ii) an additional 169,300 shares as to which Guardian Life shares voting power and dispositive power with The Guardian Employees' Incentive Savings Plan (109,000 of such shares) and The Guardian Life Insurance Company of America Master Pension Trust (60,300 of such shares); and (iii) an additional 929,500 shares as to which GISC shares voting power and dispositive power with The Guardian Park Avenue Fund (331,500 of such shares), The Guardian Stock Fund, Inc. (548,000 of such shares) and The Guardian Asset Allocation Fund (50,000 of such shares).
(d) Holdings as of December 29, 1995 as reported to the SEC on Form 13G dated February 9, 1996. According to this filing, Capital Research and Management Company, a registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., exercised as of December 29, 1995, investment discretion with respect to these shares, which were owned by various institutional investors; said subsidiary has no power to direct the vote of these shares. Both filing parties disclaim beneficial ownership of these shares pursuant to SEC Rule 13d-4.

  The following table sets forth information concerning Common Shares beneficially owned as of March 22, 1996 by (a) each of the Company's directors, (b) each of the Company's five highest paid executive officers and
(c) all directors and executive officers as a group. All the directors and executive officers as a group beneficially own approximately one and one-half percent of the outstanding Common Shares, but none of the directors or executive officers, individually, beneficially owns as much as one percent of the outstanding Common Shares. All Common Shares are owned directly by the individual unless otherwise indicated.

                               BENEFICIAL OWNERSHIP
                          -------------------------------------
                                              EXERCISABLE STOCK TOTAL STOCK BASED
NAME OF BENEFICIAL OWNER  COMMON SHARES          OPTIONS (a)      HOLDINGS (b)
------------------------  -------------       ----------------- -----------------
Ronald M. Gross.........      97,821(c)(d)          36,333           318,662
William J. Alley........       1,850                     0             1,850
Rand V. Araskog.........      74,551(e)                  0            74,551
Donald W. Griffin.......       1,121                     0             1,121
Paul G. Kirk, Jr........       1,703                     0             1,703
Katherine D. Ortega.....       1,600                     0             1,600
Burnell R. Roberts......       2,100                     0             2,100
Nicholas L. Trivisonno..       1,600                     0             1,600
Gordon I. Ulmer.........       3,100                     0             3,100
Wallace L. Nutter.......      34,694(c)(d)         103,040           211,110
William S. Berry........      11,739(c)(d)          28,696            77,837
Kevin S. O'Brien........       2,500                11,246            32,369
Gerald J. Pollack.......       7,669(c)(d)          23,804            66,875
Directors and executive
 officers as a group
 (15 persons)...........     251,682(c)(d)(e)      217,634           854,716

--------
(a) Pursuant to regulations of the SEC, shares receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after March 22, 1996 are deemed to be beneficially owned by such directors and executive officers at said date.
(b) This column shows each individual's total stock-based holdings, including stock options that become exercisable more than 60 days after March 22, 1996.
(c) All Common Shares are owned directly except as set forth in this Note (c). The following amounts were allocated under the Rayonier Investment and Savings Plan for Salaried Employees (the "Rayonier Savings Plan") as of December 31, 1995 to the accounts of: Mr. Gross, 17,905 Common Shares; Mr. Nutter, 10,991 Common Shares; Mr. Berry, 3,670 Common Shares; and Mr. Pollack, 2,911 Common Shares; and all current directors and executive officers as a group, 37,897 Common Shares. In addition, 5,451 Common Shares indicated for Mr. Nutter are owned by a corporation of which he and his spouse are the sole stockholders.
(d) Includes a restricted stock award of 6,000 Common Shares to Mr. Gross effective January 3, 1995 and restricted stock awards of the following amounts effective January 2, 1996 to: Mr. Gross, 11,000 Common Shares; Mr. Nutter, 5,000 Common Shares; Mr. Berry, 3,500 Common Shares; and Mr. Pollack, 3,500 Common Shares; and all present directors and executive officers as a group, 25,500 Common Shares.
(e) All Common Shares are owned directly except for 21,614 Common Shares held by Mr. Araskog's spouse. Beneficial ownership is disclaimed as to these shares.

  The Federal securities laws require Rayonier's directors and executive officers, and persons who own more than 10% of a registered class of Rayonier's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of any equity securities of Rayonier. To Rayonier's knowledge, based solely on review of the copies of such reports furnished to Rayonier and representations that no other reports were required, the required reports have been filed on a timely basis on behalf of all persons subject to these requirements, except that Forms 5 for 1995 reporting the acquisition of a minor number of shares (less than 25) through the Dividend Reinvestment Plan in 1995 were inadvertently filed late in February 1996 on behalf of Messrs. Kirk and Griffin.

              SHARE OWNERSHIP BY DIRECTORS AND SENIOR MANAGEMENT

  The Board of Directors of Rayonier believes that it is important for directors and senior management to acquire a substantial ownership position in Rayonier. Such share ownership is characteristic of successful public companies and underscores the level of commitment that Rayonier's management team has to the future success of the business.

  Accordingly, at a meeting on February 17, 1995, the Nominating Committee of the Board of Directors adopted a guideline that encourages Rayonier share ownership by directors at a level equal to two times their annual retainer. The Management Development and Compensation Committee at a meeting on the same date adopted the following guidelines for share ownership by senior management:

                                                     SHARE OWNERSHIP GUIDELINES
              POSITION/LEVEL                         AS MULTIPLE OF BASE SALARY
              --------------                         --------------------------
      Chairman, President and Chief Executive Offi-
       cer..........................................             4X
      Executive Vice President......................             3X
      Senior Vice Presidents........................             2X
      Vice Presidents...............................             1X

  Participation in the guidelines program is voluntary, with a strong company preference on achieving ownership goals.

  Target ownership levels are to be achieved over a 3-year period, ending December 31, 1997. Ownership includes Rayonier Incentive Stock Plan awards, such as vested restricted shares, vested performance shares, options that have been exercised and shares held, awards of restricted shares to directors, Rayonier Savings Plan shares and Common Shares purchased in the open market.

                              SHAREHOLDER RETURN

  The table below represents a comparison of the performance in 1994 and 1995 of Common Shares (assuming reinvestment of dividends) with a broad based market index (Standard & Poor's 500) and with the group of 12 comparative forest products companies that form the comparison group for purposes of the Contingent Performance Share awards described on pages 13-14 and pages 18-19:


                         [GRAPH APPEARS HERE]


                   COMPARISON OF 22 MONTH CUMULATIVE RETURN
          AMONG RAYONIER INC., THE S & P 500 INDEX, AND A PEER GROUP


Measurement period
(Fiscal year Covered)   RAYONIER INC.   S & P 500 INDEX   A PEER GROUP
---------------------   -------------   ---------------   ------------
Measurement PT -
02/18/94                $ 100           $ 100             $ 100

FYE 12/1994             $ 102           $ 101             $  97
FYE 12/1995             $ 114           $ 138             $ 107

Notes: (a) February 18, 1994 was the first trading day for Rayonier Common
           Shares on a when-issued basis. Regular way trading commenced on March 2, 1994.
       (b) The 12 comparative forest products companies are Boise Cascade Corporation, Champion International Corporation, Georgia-Pacific Corporation, International Paper Company, James River Corporation of Virginia, The Mead Corporation, Mosinee Paper Corporation, Plum Creek Timber Company, L.P., Union Camp Corporation, Westvaco Corporation, Weyerhaeuser Company and Willamette Industries Inc. In order to comply with applicable regulations of the Securities and Exchange Commission, the return of each company for each period for which a return is indicated is weighted in the group according to its stock market capitalization at the beginning of each such period.

                             ELECTION OF DIRECTORS

  The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of Rayonier. The Board reviews significant developments affecting Rayonier and acts on matters requiring Board approval. The Board is divided into three classes of three directors each serving staggered terms. The terms of the three directors of Class II, William J. Alley, Paul G. Kirk, Jr. and Gordon I. Ulmer, will expire at the 1996 Annual Meeting and each has been nominated for re-election for a term expiring in 1999. Unless there is a contrary indication, the shares represented by valid proxies will be voted for the election of all three nominees. The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend.

  The following pages present information about the persons who constitute Rayonier's current Board of Directors, including the three nominees for reelection. All of the directors other than Ronald M. Gross were first elected to the Board in 1994; Mr. Gross has been a director of Rayonier since 1978.

  During 1995, there were six meetings of the Board of Directors. All of the incumbent directors attended all meetings.

       INFORMATION AS TO NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

CLASS II, TERM EXPIRES IN 1999

  WILLIAM J. ALLEY, 66, Director and member of the Executive Committee of American Brands, Inc. (global consumer products holding company)--He has been a director of American Brands since 1979 and was Chairman of the Board and Chief Executive Officer of that corporation from 1987 to 1994. He is also a director of CIPSCO Incorporated, Central Illinois Public Service Company; Olin Corporation; and Rayonier Forest Resources Company ("RFR"), the managing general partner of Rayonier Timberlands, L.P., a publicly traded master limited partnership affiliated with the Company. He is also a senior member of The Conference Board and The Economic Club of New York. He is a graduate of Northeastern Oklahoma A&M College, the University of Oklahoma School of Business and the University of Oklahoma College of Law.

  PAUL G. KIRK, JR., 58, of Counsel to Sullivan & Worcester (law firm)--He became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of Counsel to the firm. He served as Chairman of the Democratic National Committee from 1985 to 1989. Mr. Kirk is a director of Kirk-Sheppard & Co., Inc., of which he also is Chairman and Treasurer. He is a director of ITT Industries, Inc.; ITT Hartford Group, Inc.; and Bradley Real Estate, Inc. He is co-chairman of the Commission on Presidential Debates, Chairman of the John F. Kennedy Library Foundation Board of Directors, Chairman of the Board of Directors of the National Democratic Institute for International Affairs, and a trustee of Stonehill College and St. Sebastian's School. He is a graduate of Harvard College and Harvard Law School.

  GORDON I. ULMER, 63, Former Chairman and Chief Executive Officer of The Connecticut Bank and Trust Company and past President of the Bank of New England Corporation--He joined The Connecticut Bank and Trust Company ("CBT") in 1957 and held numerous positions before being elected President and director in

1980 and Chairman and Chief Executive Officer in 1985. In 1988 he was elected President of the Bank of New England Corporation ("BNEC"), the holding company of CBT. He retired as President of BNEC in December 1990. In January 1991, BNEC filed a petition under Chapter 7 of the Bankruptcy Code and CBT commenced insolvency proceedings. Mr. Ulmer also serves as a director of ITT Hartford Group, Inc. and the Old State House Association. He is a graduate of Middlebury College, the American Institute of Banking and the Harvard Graduate School of Business Administration Advanced Management Program and attended New York University's Graduate School of Engineering.

                       INFORMATION AS TO OTHER DIRECTORS

CLASS I, TERM EXPIRES IN 1998

  RONALD M. GROSS, 62, Chairman of the Board, President and Chief Executive Officer, Rayonier--After joining Rayonier in March 1978 as President and Chief Operating Officer and a director, he was elected Chief Executive Officer in 1981 and Chairman in 1984. He also serves as President and a director of RFR and as a director of Lukens Inc. and The Pittston Company. Mr. Gross is a graduate of Ohio State University and the Harvard Graduate School of Business Administration.

  KATHERINE D. ORTEGA, 61, Former Treasurer of the United States--She served as the 38th Treasurer of the United States from September 1983 through June 1989 and as Alternate Representative of the United States to the United Nations General Assembly during 1990 and 1991. Prior to these appointments, she served as a Commissioner of the Copyright Royalty Tribunal and as a member of the President's Advisory Committee on Small and Minority Business. Ms. Ortega currently serves on the Boards of Directors of Diamond Shamrock, Inc.; Ralston Purina Company; The Kroger Co.; Long Island Lighting Company; and The Paul Revere Corporation and is a member of the Comptroller General's Consultant Panel. She is a graduate of Eastern New Mexico University, holds three honorary Doctor of Law Degrees and one honorary Doctor of Social Science Degree.

  BURNELL R. ROBERTS, 68, Chairman, Sweetheart Holdings, Inc. and Sweetheart Cup Company (producer of plastic and paper disposable food service and food packaging products)--He served as Chairman of the Board and Chief Executive Officer of The Mead Corporation (an integrated manufacturer of paper and forest products and provider of electronic publishing services) from April 1982 until his retirement in May 1992 and was a director of Mead from October 1981 until May 1993. He continues to serve as a director of Armco Inc.; The Perkin-Elmer Corporation; DPL Inc.; and Universal Protective Packaging Inc. He is a graduate of the University of Wisconsin and the Harvard Graduate School of Business Administration.

CLASS III, TERM EXPIRES IN 1997

  RAND V. ARASKOG, 64, Chairman and Chief Executive Officer, ITT Corporation (a diversified global corporation engaged in the hospitality and entertainment businesses and the information services businesses)--He has been chief executive of ITT Corporation (including a predecessor corporation of the same name) since 1979 and chairman since 1980. He is also a director of ITT Corporation; ITT Hartford Group, Inc.; ITT Industries, Inc.; ITT Educational Services, Inc.; Alcatel Alsthom of France; Dow Jones & Company, Inc.; Dayton-Hudson Corporation; and Shell Oil Company. Mr. Araskog is a member of The Business Council, The

Business Roundtable and the Trilateral Commission. He is also a trustee of the New York Zoological Society and the Salk Institute. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

  DONALD W. GRIFFIN, 59, President and Chief Executive Officer, Olin Corporation (diversified manufacturing corporation)--He joined Olin in 1961 and was elected an Executive Vice President in 1987, a director in 1990, Vice Chairman of the Board for Operations in 1993, President and Chief Operating Officer in 1994 and President and Chief Executive Officer effective January 1, 1996. He is also a director of RFR; River Bend Bancshares, Inc.; Illinois State Bank and Trust; the Chemical Manufacturers Association; the National Shooting Sports Foundation; the Small Arms and Ammunition Manufacturers Association; and the Wildlife Management Institute. He is a trustee of the Buffalo Bill Historical Center and the Olin Charitable Trust. He is a member of The Business Roundtable, the American Society of Metals, the Association of the U.S. Army and the American Defense Preparedness Association. He is a life member of the Navy League of the United States and the Surface Navy Association. He is a graduate of the University of Evansville, Evansville, Indiana, and has completed the Graduate School for Sales and Marketing Managers at Syracuse University, Syracuse, N.Y.

  NICHOLAS L. TRIVISONNO, 48, Executive Vice President--Finance and Chief Financial Officer, The Dun & Bradstreet Corporation (marketer of information, software and services for business decision making) ("Dun & Bradstreet") since September 1995. In January 1996, Dun & Bradstreet announced a restructuring, including the spinoff of A.C. Nielsen, its global consumer marketing subsidiary. Mr. Trivisonno was elected as the Chairman and Chief Executive Officer of A.C. Nielsen, to be effective upon completion of the spin-off transaction. He was previously with GTE Corporation, a telecommunications company, which he joined in 1988 as Vice President and Controller, becoming Senior Vice President, Finance in 1989 and Executive Vice President, Strategic Planning, and Group President in 1993. From 1968 to 1988, he was associated with Arthur Andersen & Co. and served as the managing partner of its Stamford, Connecticut office from April 1986 to November 1988. Mr. Trivisonno is also a director of Yankee Energy Systems, Inc. He is a graduate of St. Francis College, Brooklyn, New York.

COMMITTEES OF THE BOARD

  The standing committees of the Board are the Audit, Compensation and Management Development, Environmental and Legal Affairs and Nominating Committees.

  The Audit Committee supports the independence of the Company's external and internal auditors and the objectivity of the Company's financial statements. The Audit Committee (1) reviews the Company's principal policies for accounting, internal control and financial reporting, (2) recommends to the Company's Board of Directors the engagement or discharge of the external auditors, (3) reviews with the external auditors the plan, scope and timing of their audit and (4) reviews the auditors' fees and, after completion of the audit, reviews with management the external auditors' report.

  The Audit Committee also reviews, before publication, the annual financial statements of the Company, the independence of the external auditors, the adequacy of the Company's internal accounting control system, and the Company's policies on business integrity and ethics and conflicts of interest. The Audit Committee also performs a number of other review functions related to auditing the financial statements and internal controls. The Audit Committee held three meetings during 1995, and all members (Messrs. Roberts (Chairman), Kirk and Ulmer) attended all meetings.

  The Compensation and Management Development Committee, which is composed entirely of non-employee directors, oversees the compensation and benefits of employees, evaluates management performance and establishes executive compensation. In the performance of its functions, the Compensation and Management Development Committee has access to independent legal and compensation counsel. The Committee held five meetings during 1995, and all members (Messrs. Alley (Chairman) and Roberts and Ms. Ortega) attended all meetings.

  The Environmental and Legal Affairs Committee (1) reviews and recommends to the Company's Board of Directors proposed actions on major environmental compliance and regulatory matters that could have a significant impact on the Company's business and strategic operating objectives and (2) reviews and considers major claims and litigation, and legal, regulatory, patent and related governmental policy matters affecting the Company. In addition, the Committee reviews and approves management policies and programs relating to compliance with environmental matters, legal and regulatory requirements and business ethics. The Environmental and Legal Affairs Committee held three meetings during 1995, and all members (Messrs. Kirk (Chairman), Griffin, Trivisonno and Ulmer) attended all meetings.

  The Nominating Committee makes recommendations concerning the organization, size and composition of the Board of Directors and its Committees, proposes nominees for election to the Board and its Committees and considers the qualifications, compensation and retirement of directors. The Nominating Committee held two meetings during 1995, and all members (Ms. Ortega (Chairman) and Messrs. Alley, Griffin and Trivisonno) attended all meetings.

DIRECTORS' COMPENSATION

  Members of the Board who are employees of Rayonier are not compensated for service on the Board or its Committees. Non-employee directors receive an annual retainer of $20,000 in cash plus an award of 100 Common Shares; in addition, they receive a fee of $1,000 for attendance at each meeting of the Board and a fee of $750 for attendance at each meeting of the Committees on which such directors serve. The non-employee directors of Rayonier who serve on the Board of Directors of RFR receive no additional retainer but receive $750 for attendance at each meeting of such board.

DIRECTORS' RETIREMENT POLICY

  The Board of Directors has adopted a retirement policy which provides (1) that no person may be nominated for election or reelection as a non-employee director after reaching age 72, and (2) that no employee of Rayonier or of any of its subsidiaries (other than an employee who has served as chief executive of Rayonier) may be nominated for election or reelection as a director after reaching age 65, unless there has been a specific waiver by the Board of Directors of these age requirements.

DIRECTORS' CHARITABLE AWARD PROGRAM

  To recognize the interest of Rayonier and its directors in supporting worthy educational institutions and other charitable organizations, Rayonier during 1995 established the Director's Charitable Award Program which permits each director to nominate up to five organizations to share a contribution of $1 million from The Rayonier Foundation, a tax-exempt charitable foundation funded by Rayonier. These contributions will be made by the Foundation in ten annual installments after the death of a director. The Foundation will not make a donation on behalf of any director unless he or she (1) completes sixty full months of service as a director, (2) dies or becomes disabled while serving as a director or (3) is actively serving as a director if and when a change in control occurs. Rayonier has acquired joint life insurance contracts on the lives of its directors, and the proceeds from these contracts will be adequate to fund Rayonier's contributions to the Foundation related to the program and to fund the premium costs of the contracts. Directors will receive no financial benefit from this program since the charitable deduction and insurance proceeds accrue solely to Rayonier.

                            EXECUTIVE COMPENSATION

                               ----------------

                            REPORT OF THE RAYONIER
                          COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

To Our Shareholders:

  The Compensation and Management Development Committee (the "Committee") oversees the compensation and benefits of Rayonier employees. The Committee must approve individual compensation actions for the Chairman, President and Chief Executive Officer and all senior executives. Specifically, the Committee must approve base salaries, annual bonuses and long-term incentive awards. The Committee has access to outside compensation expertise and outside legal counsel.

  The Committee is dedicated to implementing an executive compensation program that emphasizes the following compensation policies:

  Executive compensation decision making reinforces Rayonier's pay-for performance orientation by targeting base salaries at a discount from market rates and insuring competitive aggregate compensation levels, by emphasizing incentive rewards, only when the Company meets specific corporate and individual performance goals.

  Executive compensation programs should include bonus incentives and share ownership opportunities to align the executive's interests with those of shareholders.

  Compensation packages should enhance the Company's ability to attract, retain and encourage the development of exceptional, experienced managers by providing compensation levels reflecting a blend of forest products and general industry pay standards.

Components of Compensation

  The key elements of the Company's executive compensation program are base salary, annual bonus incentives and long-term compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including insurance and other benefits.

  The Committee believes that the Company's direct competitors for executive talent, especially at senior levels, are to be found not only in the forest products sector but also in broader-based general industry. Therefore, the Committee relates total compensation levels for the Company's senior executives to the median compensation paid to executives of comparative companies within the forest products and general industry sectors.

Base Salary

  The Committee has oversight of the general administration of base salaries, salary grades and salary range structures for all Company executives. The Committee regularly reviews each senior executive's base salary.

Base salaries are conservative and are targeted below market levels. The Committee authorizes base salary adjustments in recognition of the executive's level of responsibility, performance, prior experience, breadth of knowledge, internal equity issues and external pay practices.

  Executive salary merit increases during 1995 averaged 3.70 percent on an annualized basis for the Company's 52 executives. This was in relation to a 1995 merit increase guideline of 3.75 percent developed from competitive salary survey data. The normal interval between salary reviews for senior executives is 15 to 18 months. Overall, executive salaries were increased at rates below or comparable to the increases provided at other forest products and general industry companies. Mr. Gross has not received an adjustment to base salary since October 1, 1994. His base salary remained at $470,600 during 1995 and is currently 23.4 percent behind the comparative group median. Following an 18-month review period, Mr. Gross is scheduled for base salary merit increase consideration in April 1996.

Annual Bonus Incentive

  The Rayonier Annual Incentive Bonus Plan ("Annual Plan") provides executives and key managers with direct financial incentives in the form of cash bonuses for achieving specific annual company, business unit and individual performance goals.

  The current Annual Plan formula measures actual net income, return on total capital ("ROTC") and operating funds flow ("OFF") against the approved budgeted amounts for the year for each performance measure. Net income, ROTC and OFF performance are weighted 60%, 25% and 15%, respectively. The maximum bonus pool is 150 percent of the aggregate standard bonus pool. Individual bonus amounts within the authorized pool are determined on a discretionary basis, taking into account specific personal contributions during the year. Bonuses earned in the calendar year are paid out in the first quarter of the subsequent year. Corporate performance in 1995 exceeded financial goals by 43%, and bonuses were awarded accordingly on February 16, 1996.

  For 1995, Mr. Gross' annual bonus payment represented 82.9 percent of his base salary as reflected in the Summary Compensation Table on page 16. Under the Annual Plan, Mr. Gross was paid $390,200 in connection with 1995 Company and individual performance, which significantly exceeded budgeted levels as noted above.

Deferred Compensation

  On July 21, 1995 the Committee approved modifications to the Rayonier Inc. Excess Savings Plan (the "Excess Savings Plan") which provides participation in an unfunded supplemental savings plan to senior executives whose participation is limited under the Rayonier Savings Plan due to Internal Revenue Service (IRS) restrictions.

  Excess Savings Plan modifications provide for optional base salary and annual bonus (if any) deferral for senior executives whose base salaries exceed $150,000 annually (or the applicable indexed dollar limit under IRS Code Section 401(a)(17)). Executives have the opportunity to defer receipt of all or a portion of annual base salary earned above $150,000 and all or a portion of annual bonus, payable to the executive at a future date and in a form of payment irrevocably elected by the executive at a rate of return as if the amounts had been invested in the fixed income fund of the Rayonier Savings Plan (presently averaging 5.7%). Deferral amounts are maintained as unsecured promises on the Company's books and are, therefore, unfunded by Rayonier.

  Based upon these modifications and others incorporated for administrative purposes the Excess Savings Plan's title has been changed to the Rayonier Inc. Excess Savings and Deferred Compensation Plan.

Long-Term Incentives

  The Rayonier 1994 Incentive Stock Plan (the "Plan") provides incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares or any combination thereof to executives and key employees in the form of long-term incentives.

  In making awards under the Plan, the Committee considers individual performance criteria, levels of responsibility and prior experience, as well as historical award data and compensation practices at comparable companies.

  1995 long-term incentive grants under the Plan are reflective of Rayonier's approach to total compensation, relative to market level pay practices of comparable companies, with a greater emphasis on at-risk rewards that closely align management performance with shareholder value.

  Stock Options. Non-qualified stock options to acquire Rayonier Common Shares are granted at an option price that is not less than the fair market value of a Common Share on the date of grant. The size of the non-qualified option grant is based primarily on competitive practice and is generally targeted to be at the median of option values granted by comparative forest products and general industry sector companies and adjusted based upon individual factors and historical award data. In 1995, non-qualified stock option awards totaling 346,000 shares were granted to 86 executives and key employees.

  On January 3, 1995, the Committee awarded to Mr. Gross non-qualified stock options to acquire 44,000 Company shares at an exercise price of $30.00, as determined by the market price on that day. Mr. Gross now owns 97,821 Common Shares, as detailed in the table on page 3. The Committee believes this equity interest reinforces the heavy weighting that Rayonier places on long-term incentive compensation, relative to base salary and also provides appropriate linkage to the interests of shareholders.

  Performance Shares. In addition to traditional non-qualified stock options, the Committee has used the flexibility provided under the Plan to grant long-term incentives in the form of Contingent Performance Shares.

  Contingent Performance Shares are awarded to senior executives responsible for sustained Company Total Shareholder Return performance ("TSR"), as measured against the average performance of a selection of 12 comparative forest product peer group companies over a designated period. The awards are contingent upon exceeding average peer group performance. The Share Award Valuation Formula provides a 100 percent share award when Rayonier outperforms the peer group companies by 20 percent. Failure to perform at 60 percent of the peer group companies' average results in zero award.

  TSR is calculated by measuring the growth in value of a hypothetical $100 investment in each of the forest sector peer companies over the performance period, assuming all dividends are reinvested quarterly. Award payment is in the form of Rayonier Common Shares and may range from zero to a maximum of 150 percent of the target award, based upon TSR performance. The TSR goal reflects the emphasis on creation of long-term shareholder value.

  In determining the size of Contingent Performance Share grants, the Committee considers the contingent value of the awards, competitive practices and the level of responsibility of each senior executive. A total of 55,000 Contingent Performance Shares was awarded to six senior executives in 1995. Grants were made for a 36-month performance period, commencing January 3, 1995 through January 2, 1998.

  On January 3, 1995, the Committee awarded Mr. Gross 18,000 Contingent Performance Shares which further emphasizes long-term rewards for Company performance that enhances shareholder value.

  Restricted Shares. The Plan also provides for the grant by the Committee of Restricted Common Shares. The Committee determined on July 21, 1994 to apply this feature of the Plan to grant Mr. Gross 12,000 Restricted Shares, over a period of 3 years, in recognition of personal performance and to have his total equity stake in the Company be in keeping with the average of Chief Executive Officers in the forest products industry. The Committee awarded 6,000 Restricted Shares on January 3, 1995 (and 4,000 Restricted Shares on January 2, 1996, leaving a balance of 2,000 Restricted Shares to be awarded in January 1997). All Shares vest on December 31, 1998.

Carryover Long-Term Performance Program

  The Committee is responsible for the administration of the Rayonier Long-Term Performance Program (the "Program"), which is a 1994 carryover of the ITT Long-Term Performance Plan "1992 Class Awards" granted by the former parent company, ITT Industries, Inc. (formerly known as ITT Corporation) ("ITT"). Because this is a carryover, performance-based Program with a termination date of December 31, 1995, the Committee has no authority to make additional awards but may make such other adjustments as it deems appropriate in performance goals and/or target values in order to limit or avoid distortion in the operation of the Program.

  The Program provides for Contingent Target Cash Award payments to 16 eligible executives, based upon Rayonier's return on equity ("ROE") performance from January 1, 1993 through December 31, 1995, as measured against a predetermined weighted average ROE goal of 12.54 percent (100% of target). If the actual weighted average ROE performance is less than 90 percent of the 3-year targeted ROE goal, no payment is earned. Performance is capped at 130.0 percent of the targeted ROE goal, with corresponding cash awards ranging from 33 1/3% at 90 percent to 200% at 130 percent performance. At targeted ROE performance (12.54% ROE), the Program provides for $2,600,000 in Contingent Cash Award payments.

  For the 3-year period from January 1, 1993 through December 31, 1995, Rayonier achieved an actual weighted average ROE of 15.45 percent which was
123.2 percent of the 12.54 percent targeted, weighted average ROE goal. The corresponding performance-based cash award payment earned under the program for significantly exceeding targeted ROE is $4,609,800 or 177.3 percent of target. Payment to all eligible executives was made on February 16, 1996.

  Under the terms of the 3-year (1993, 1994, 1995) performance-based Program, Mr. Gross was awarded $1,241,100.

Substitute Stock Options

  The Rayonier Substitute Stock Option Plan (the "Plan"), approved by the Committee on March 21, 1994, provides for the issuance to Rayonier executives of stock options to acquire Rayonier Common Shares in substitution for unexercised stock options previously granted by ITT ("ITT Options"). The Substitute Stock Options granted pursuant to the Plan maintain the economic value of each unexercised ITT Option, so that the aggregate spread between the exercise price and the fair market value with respect to the Rayonier Substitute Stock Options equals the aggregate spread relative to the ITT Options, effective as of the March 1, 1994 spin off of Rayonier from ITT.

  As of March 1, 1994, a total of 382,434 Rayonier Substitute Stock Options were granted to 35 Rayonier executives. These options were substituted for 130,318 outstanding ITT Options at various exercise prices, ranging from $16.57 to $31.35 per Rayonier Common Share. Twenty-three Rayonier executives continued their participation in the Plan in 1995.

  No option may be granted under the Plan after the Plan's termination date of December 31, 1994. The Plan will continue in effect for existing options as long as such options are outstanding.

Policy with Respect to the $1 Million Deduction Limit

  Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. Compensation payable solely on account of the attainment of performance goals is excluded from the $1 million limitation. Based upon an analysis of total executive compensation for 1995, there are no executives within the Company whose non-performance based compensation exceeds the deduction limitation threshold.

  This report is furnished by the members of the Compensation and Management Development Committee.

                                          Signed

                                          William J. Alley
                                           Committee Chairman

                                          Katherine D. Ortega

                                          Burnell R. Roberts

                          EXECUTIVE COMPENSATION DATA

  The following table discloses compensation received by Rayonier's Chief Executive Officer and four remaining most highly paid executive officers for the three fiscal years ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION      LONG-TERM COMPENSATION AWARDS
                             ------------------------- ----------------------------------
                                                       RESTRICTED STOCK SECURITIES UNDER-  ALL OTHER
                                                            AWARDS        LYING OPTIONS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)      (1)($)           (2)(#)          (3)($)
---------------------------  ---- ---------- --------- ---------------- ----------------- ------------
Ronald M. Gross..........    1995  470,600    390,200      200,250           44,000          21,663
 Chairman, President &       1994  439,057    388,000                        40,000          20,370
 Chief Executive Officer     1993  421,920    185,000                                        14,767
Wallace L. Nutter........    1995  249,000    131,700                        26,000           9,004
 Executive Vice President    1994  242,199    125,000                        24,000           8,611
                             1993  235,631     90,000                                         8,247
William S. Berry.........    1995  196,108     91,500                        15,000           7,233
 Senior Vice President,
  Forest                     1994  187,511     85,000                        15,000           6,480
 Resources & Corporate       1993  180,000     60,000                                         6,300
 Development
Kevin S. O'Brien.........    1995  188,469     75,000                         6,000           6,771
 Senior Vice President       1994  182,971     55,000                         8,000           6,027
                             1993  178,962     35,000                                         6,264
Gerald J. Pollack........    1995  183,244     83,900                        15,000           6,798
 Senior Vice President &     1994  174,000     75,000                        15,000           6,154
 Chief Financial Officer     1993  167,042     60,000                                         5,846

--------
(1) On January 3, 1995, as discussed in the report of the Compensation and Management Development Committee on page 14, an award of 6,000 restricted shares was made to Mr. Gross. No other restricted shares of Rayonier were outstanding on December 31, 1995. The shares granted to Mr. Gross will vest on December 31, 1998 provided that he remains continuously in the employ of the Company from the date of grant through the vesting date. The value at December 31, 1995 of the 6,000 shares is reflected in the table above. All dividends paid on the shares granted to Mr. Gross, or on shares issued as a dividend with respect to such shares, are withheld and accumulated by the Company until such time as Mr. Gross becomes vested with respect to the granted shares. Upon vesting, the Company is to pay Mr. Gross an amount equal to all dividends paid solely or partly in cash and accumulated with respect to the shares then vesting, together with interest thereon at a rate equal to the prime rate as reported in The Wall Street Journal, adjusted and compounded annually. Certificates representing dividends in the form of additional shares, if any, will be delivered to Mr. Gross upon vesting of the granted shares.
(2) Does not include Stock Options granted on March 21, 1994 under the Rayonier Substitute Stock Option Plan in substitution for options ("ITT Options") previously granted by ITT Industries, Inc. (formerly known as ITT Corporation) ("ITT") prior to the March 1, 1994 spinoff of Rayonier from ITT. The

   Substitute Stock Options granted pursuant to the Plan maintain the economic value of each unexercised ITT Option, so that the aggregate spread between the exercise price and the fair market value with respect to the Rayonier Substitute Stock Options equals the aggregate spread relative to the ITT Options, effective as of the spinoff. The exercise dates and expiration dates of the Substitute Stock Options are identical to those on the ITT Options for which they substitute.
(3) The amounts shown in this column for Mr. Gross in 1995 and 1994 include $4,784 and $5,003, respectively, representing the term insurance portions of the premiums paid by Rayonier in such years for the non-qualified, split-dollar life insurance coverage for him described on page 21. The remainder of the amounts shown in this column for Mr. Gross in 1995 and 1994, all of the amount shown for him in 1993 and all of the amounts shown in this column for the other executives in all three years are company contributions under the ITT Investment and Savings Plan and the ITT Excess Savings Plan, which are defined contribution plans, for 1993 and the first two months of 1994 and under the Rayonier Savings Plan and Rayonier Excess Plan, which are also defined contribution plans, for the last ten months of 1994 and for 1995. Rayonier has made matching contributions to each of these plans in an amount in 1993, 1994 and through June 30, 1995 equal to 50% of an employee's contribution not to exceed three percent of such employee's salary and since June 30, 1995 in an amount equal to 60% of an employee's contribution not to exceed 3.6 percent of such employee's salary. Under these plans, Rayonier also makes a non-matching contribution equal to one-half of one percent of an employee's salary.

OPTION GRANTS TO RAYONIER EXECUTIVES IN LAST FISCAL YEAR

  The following tables provide information on fiscal year 1995 awards to Rayonier executives of options to purchase Common Shares:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES
                                                                                         OF STOCK PRICE APPRECIATION
                                                INDIVIDUAL GRANTS                            FOR OPTION TERM (2)
                         --------------------------------------------------------------- ---------------------------
                          NUMBER OF    % OF TOTAL STOCK
                         SECURITIES   OPTIONS GRANTED TO
                         UNDERLYING   EMPLOYEES IN 1995
                           OPTIONS        UNDER 1994      EXERCISE PRICE
          NAME           GRANTED (#) INVENTIVE STOCK PLAN  ($/SHARE)(1)  EXPIRATION DATE    5%($)         10%($)
          ----           ----------- -------------------- -------------- --------------- ---------------------------
Ronald M. Gross.........   44,000           12.72%            30.00         1/5/2005          830,141      2,103,740
Wallace L. Nutter.......   26,000            7.51%            30.00         1/5/2005          490,538      1,243,119
William S. Berry........   15,000            4.34%            30.00         1/5/2005          283,003        717,184
Kevin S. O'Brien........    6,000            1.73%            30.00         1/5/2005          113,201        286,874
Gerald J. Pollack.......   15,000            4.34%            30.00         1/5/2005          283,003        717,184

--------
(1) The exercise price per share is 100% of the fair market value of Common Shares on the date of grant, January 3, 1995. The exercise price may be paid in cash or in Common Shares valued at their fair market value on the date of exercise. Options granted to the named officers are exercisable as to one- third on the first anniversary, two-thirds on the second anniversary and in full on the third anniversary of the date of grant. Notwithstanding any other provisions of the 1994 Incentive Stock Plan (the "Plan"), upon the occurrence of a change of control of Rayonier (i.e., upon the occurrence of an Acceleration Event as defined in the Plan), (a) all options will generally become immediately exercisable for a period of 60 calendar days and (b) options will continue to be exercisable for a period of seven months in the case of an employee whose employment is terminated other than for cause or who voluntarily terminates employment because of a good faith belief that such employee will not be able to discharge his or her duties.
(2) At the end of the term of the options granted on January 3, 1995, the projected price of a Common Share would be $48.87 at an assumed annual appreciation rate of 5% and $77.81 at an assumed annual appreciation rate of 10%. Gains to all shareholders at those assumed annual appreciation rates would be approximately $559 million and $1,418 million, respectively, over the term of the options.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table provides information on option exercises in 1995 by the named Rayonier executives and the value of such executive's unexercised options to acquire Common Shares at December 31, 1995.

                                                             NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED IN-THE-MONEY OPTIONS
                           OPTIONS EXERCISED DURING 1995     OPTIONS AT 12/31/95   HELD AT 12/31/95(2)
                         ---------------------------------- ---------------------- --------------------
                         SHARES ACQUIRED ON      VALUE           EXERCISABLE/          EXERCISABLE/
  NAME                      EXERCISE (#)    REALIZED ($)(1)    UNEXERCISABLE(#)      UNEXERCISABLE($)
  ----                   ------------------ --------------- ---------------------- --------------------
Ronald M. Gross.........       35,215           447,118          8,334/167,507         37,503/464,600
Wallace L. Nutter.......       17,000           295,494         86,374/ 62,542      1,196,588/201,348
William S. Berry........            0                 0         18,696/ 29,402        122,538/104,539
Kevin S. O'Brien........            0                 0          6,580/ 13,289         19,925/ 48,209
Gerald J. Pollack.......            0                 0         13,804/ 29,402         40,328/104,539

--------
(1) Before taxes.
(2) The value reported in this column is based on the New York Stock Exchange consolidated trading closing price of Common Shares of $33.375 at December 29, 1995.

LONG-TERM INCENTIVE AWARDS TO RAYONIER EXECUTIVES IN LAST FISCAL YEAR

  The following table provides information on fiscal year 1995 long-term incentive awards to Rayonier executives:

          AWARDS OF CONTINGENT PERFORMANCE SHARES IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS (3)
                                                   -----------------------------------
                            NUMBER     PERFORMANCE   THRESHOLD     TARGET    MAXIMUM
  NAME                   OF SHARES (1) PERIOD (2)  SHARES (#)(4) SHARES (#) SHARES (#)
  ----                   ------------- ----------- ------------- ---------- ----------
Ronald M. Gross.........    18,000      36 months      9,000       18,000     27,000
Wallace L. Nutter.......    11,000      36 months      5,500       11,000     16,500
William S. Berry........     9,000      36 months      4,500        9,000     13,500
Kevin S. O'Brien........         0            N/A          0            0          0
Gerald J. Pollack.......     8,000      36 months      4,000        8,000     12,000

--------
(1) The numbers in this column represent the awards of Common Shares granted under Total Shareholder Return ("TSR") based Contingent Performance Share guidelines (forest products sector peer group performance which measures stock appreciation price, plus dividends reinvested quarterly, during the performance period).
(2) The performance period is for 36 months with TSR performance measured against 12 forest products sector peer company grouping for the same period. The 12 forest products companies in the group are the companies specified in the Notes to the Shareholder Return chart on page 5 of this Proxy Statement.
(3) Award payout is in the form of Common Shares, with a cash offset for tax purposes, and may range from zero to a maximum of 150% of the target award, based upon TSR performance. 100% of target is achieved when Rayonier TSR achieves 120% of the TSR performance by peer group companies, and the maximum 150% of target is achieved when Rayonier achieves 150% of peer group performance. A minimum payment of 50% of target is paid if Rayonier achieves 60% of peer group performance, and there is no payout if Rayonier falls below that level. Award payments for performance that falls between the 60% and 120% performance hurdles, or between the 120% and 150% performance hurdles, will be linearly interpolated.
(4) Award payout commences with 50% of target share award if Rayonier achieves 60% of peer group performance.

RAYONIER SENIOR EXECUTIVE SEVERANCE PAY PLAN

  The Rayonier Senior Executive Severance Pay Plan (the "Plan") applies to Rayonier senior executives, including the executives named in the Summary Compensation Table, who are United States citizens or who are employed in the United States. Under the Plan, if a participant's employment is terminated by Rayonier, other than for cause or as a result of other occurrences specified in the Plan, the participant is entitled to severance pay in an amount up to 24 months' base salary, depending upon his or her length of service, but in no event more than the amount of base salary for the number of months remaining between the termination of employment and the participant's normal retirement date or two times the participant's total base salary annual compensation during the year immediately preceding such termination.

  Based upon their length of service, each of the aforementioned executive officers is entitled to severance pay under the Plan in an amount up to 24 months' base salary, subject to the above mentioned limitation in the event of an earlier retirement date. The Plan includes offset provisions for other compensation from Rayonier and requirements on the part of executives with respect to competition and compliance with the Rayonier Code of Corporate Conduct. While under the Plan, severance payments would ordinarily be made monthly over the scheduled term of such payments, Rayonier has the option to make such payments in the form of a single lump-sum payment discounted to present value. If within two years after a change in corporate control (as defined in the Plan), a participant terminates employment or is terminated, he or she will have the option to receive severance pay in a single discounted lump-sum payment. The current aggregate amount of the annual base salaries of such eight senior officers is approximately $1.85 million. The annual base salaries of Messrs. Gross, Nutter, Berry, O'Brien and Pollack as of January 1, 1996 were $470,600; $264,000; $210,000; $195,000 and $188,500, respectively.

RETIREMENT PROGRAM

  The following table illustrates the estimated annual benefits payable from the Rayonier Salaried Employees Retirement Plan, a tax qualified retirement plan, (the "Plan") and the Rayonier's Excess Benefit Plan, a non-qualified retirement plan, (the "Excess Plan") at retirement at age 65 based on the assumptions set forth below.

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

Calculation of benefits is uniform for all participants in the Plan and the Excess Plan, including the five named officers. The Plan covers substantially all eligible salaried employees of the Company, including senior executive officers and other Rayonier executives, and the cost of the Plan and the Excess Plan is borne entirely by the Company:

                              PENSION PLAN TABLE

                                          YEARS OF SERVICE
      AVERAGE FINAL     --------------------------------------------------------------
      COMPENSATION         20           25           30           35           40
      -------------     --------     --------     --------     --------     --------
      $   50,000        $ 20,000     $ 25,000     $ 28,750     $ 32,000     $ 36,250
         100,000          40,000       50,000       57,500       65,000       72,500
         300,000         120,000      150,000      172,500      195,000      217,500
         500,000         200,000      250,000      287,500      325,000      362,500
         750,000         300,000      375,000      431,250      487,500      543,750
       1,000,000         400,000      500,000      575,000      650,000      725,000

  The Plan "mirror images" retirement benefits provided previously to eligible Rayonier salaried employees and executives under the provisions of the ITT Retirement Plan for Salaried Employees. Retirement benefits earned under the former ITT plan continue on a dynamic credit basis under arrangements with ITT for eligibility and benefit service prior to March 1, 1994.

  The annual pension amounts to two percent of a member's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member's primary Social Security benefit for each year of benefit services to a maximum of 40 years; provided that no more than one-half of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the Plan as the total of (1) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (2) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. For the executives named in the Table on page 16, final compensation for purposes of pension calculations consists of salary and bonus payments as set forth in such Table. The Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Plan upon completion of five years of eligibility service.

  Applicable Federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. In order to provide benefits at retirement that cannot be paid from the qualified Retirement Plan, Rayonier has adopted the Excess Plan to meet the retirement needs of this small segment of its salaried employee population affected by the limiting Federal legislation. Where applicable, retirement benefits earned under the former ITT excess plan have been carried forward to Rayonier and have been incorporated in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis.

  Credited years of service as of March 4, 1996 are as follows: Ronald M. Gross, 18.0 years; Wallace L. Nutter, 28.7 years; William S. Berry, 15.8 years; Kevin S. O'Brien, 36.5 years; and Gerald J. Pollack, 13.8 years.

SUPPLEMENTAL BENEFITS

  Effective April 1, 1994, the Compensation and Management Development Committee of the Rayonier Board of Directors approved non-qualified, split-dollar life insurance coverage for Mr. Gross to age 65 and a deferred, post-age 65 supplemental retirement benefit to provide competitive retirement compensation on par with that of other chief executive officers in the forest products industry. The combination of retirement benefits earned during Mr. Gross' career with Rayonier and the supplemental retirement benefit is competitive, on a post-age 65 retirement basis, as compared to the industry practice of retirement income at 60% to 65% of the average last five years' cash compensation for chief executive officers. Post-age 65 retirement benefits for Mr. Gross under this arrangement are $132,000 of annual retirement income through age 80. The arrangement makes use of split-dollar life insurance, which has a 10-year premium cost of $1.7 million, which cost is offset by a death benefit payment to the Company upon Mr. Gross' death.

  In addition to the coverage available generally to salaried employees under the various Rayonier benefit plans, Mr. Gross also has company-provided long-term disability coverage, which provides for a monthly benefit of $23,050 in the event of total disability, and death benefits equal to his annual salary during active employment and reduced coverage after retirement.

                            INDEPENDENT ACCOUNTANTS

  In accordance with the recommendation of the Audit Committee, the Board of Directors has reappointed Arthur Andersen LLP as independent auditors of the Corporation for 1996. No ratification by the shareholders of the appointment of such auditors is required by the North Carolina Business Corporation Act or by the Articles of Incorporation or Bylaws of Rayonier.

  Arthur Andersen LLP has served as independent auditors of Rayonier and its subsidiaries for many years, and its long-term knowledge of Rayonier has enabled it to carry out its audits with effectiveness and efficiency. In keeping with the established policy of Arthur Andersen LLP, partners and employees of the firm engaged in auditing Rayonier are periodically rotated, thus giving Rayonier the benefit of new expertise and experience. Arthur Andersen LLP personnel regularly attend meetings of the Audit Committee.

  Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

  Under Rayonier's Bylaws, for business proposed by a shareholder (other than director nominations) to be a proper subject for action at an Annual Shareholders meeting, in addition to any requirement of law, the shareholder must timely request (by Certified Mail--Return Receipt Requested) that the proposal be included in the Corporation's proxy statement for the meeting, and such request must satisfy all of the provisions of Rule

14a-8 under the Securities Exchange Act of 1934, as amended. Rayonier received no such request from any shareholder with respect to the 1996 Annual Meeting during the time period specified by Rule 14a-8.

  In order to be included in Rayonier's proxy statement and form of proxy for the 1997 Annual Meeting of Shareholders and in order to be a proper subject for action at that meeting, proposals of shareholders intended to be presented to that meeting must be received at Rayonier's principal executive offices by November 29, 1996. Shareholder proposals should be directed to the Corporate Secretary, Rayonier, 1177 Summer Street, Stamford CT 06905-5529.

                                ANNUAL REPORTS

  Shareholders of record on March 22, 1996 should have received a copy of Rayonier's 1995 Annual Report to Shareholders either with this Proxy Statement or prior to its receipt. If, upon receipt of this proxy material, you have not received the Annual Report to Shareholders, please write to the Corporate Secretary at the address below and a copy will be sent to you.

  IN ADDITION, A COPY OF RAYONIER'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 IS AVAILABLE TO EACH RECORD AND BENEFICIAL OWNER OF RAYONIER'S COMMON SHARES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, RAYONIER, 1177 SUMMER STREET, STAMFORD CT 06905-5529.

                          COST OF PROXY SOLICITATION

  The entire cost of soliciting proxies will be borne by Rayonier including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and other for forwarding solicitation materials to beneficial owners of Common Shares and reimbursement of out-of-pocket costs incurred by Rayonier's transfer agent for any follow up mailings. Rayonier also has engaged Georgeson & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee of $6,500 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by present and former officers, directors and other employees of Rayonier without additional compensation, as well as by employees of Georgeson & Co., Inc.

                                          By Order of the Board of Directors

                                                     JOHN B. CANNING
                                                   Corporate Secretary

Dated: March 29, 1996

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